Exhibit 10.13(v)
Onyx Pharmaceuticals, Inc.
Stock Unit Grant Notice
(2005 Equity Incentive Plan)
Onyx Pharmaceuticals, Inc. (the “Company”), pursuant to Section 7(c) of the Company’s 2005 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Stock Unit award for the number of shares of the Company’s Common Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Plan and the Stock Unit Award Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Stock Units/Shares:

Payment for Common Stock:	Participant’s services to the Company

Vesting Schedule:	Subject to the Participant’s Continuous Service through the date of certification of achievement of the Performance Goal (as defined below) by the Company’s Compensation Committee (the “Certification Date”), this Award shall vest as follows:

Performance Goal:

Issuance Schedule:	The shares will be issued in accordance with the issuance schedule set forth in Section 6 of the Award Agreement.

Withholding Tax Election:	Pursuant to Section 11 of the Award Agreement, the Participant hereby elects and the Company hereby agrees to allow the Participant, to satisfy to the greatest extent permitted under the Plan and applicable law the applicable Withholding Taxes as follows:
Choose One:

A.	Sell to Cover. Through the sale of a number of the shares subject to the Award as determined in accordance with Section 11 of the Award Agreement and the remittance of the cash proceeds of such sale to the Company. The Participant directs the Company to make a cash payment equal to the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities. The Participant has carefully reviewed Section 11 of the Award Agreement, and, Participant hereby represents and warrants that on the date hereof he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction which would prevent the Agent (as defined in Section 11 of the Award Agreement) from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of Common Stock effected pursuant to the Award Agreement, and is entering into the Award Agreement and this election to sell to cover in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange Act. It is the Participant’s intent that this election to sell to cover comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c). ☐

B.	Tendering of Cash Payment. The Participant hereby elects to tender to the Company a cash payment equal to the Withholding Taxes. The Participant direct the Company to make a cash payment equal to the amount tendered by the Participant directly to the appropriate taxing authorities. ☐
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Stock Unit Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

Other Agreements:

Onyx Pharmaceuticals, Inc.	Participant

By:

		Signature		Signature

	Title:		Date:

Date:

Attachments: Award Agreement and 2005 Equity Incentive Plan

Onyx Pharmaceuticals, Inc.
2005 Equity Incentive Plan
Stock Unit Award Agreement
     Pursuant to the Stock Unit Grant Notice (the “Grant Notice”) and this Stock Unit Award Agreement (the “Agreement”), Onyx Pharmaceuticals, Inc. (the “Company”) has awarded you (“Participant”) a Stock Unit Award (the “Award”) pursuant to Section 7(c) of the Company’s 2005 Equity Incentive Plan (the “Plan”) for the number of Stock Units/shares indicated in the Grant Notice. Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award and is subject to the terms set forth herein. Defined terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan. The details of your Award, in addition to those set forth in the Grant Notice, are as follows.
     1. Grant of the Award. This Award represents the right to be issued on a future date one (1) share of Common Stock for each Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Stock Units/shares of Common Stock subject to the Award. This Award was granted in consideration of your services to the Company. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of the Award, the vesting of the shares or the delivery of the underlying Common Stock.
     2. Vesting. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, the shares credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.
     3. Number of Shares. The number of Stock Units/shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
     4. Securities Law Compliance. You may not be issued any Common Stock under your Award unless the shares of Common Stock are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common

Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
     5. Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Stock Units.
          (a) Death. Your Award is transferable by will and by the laws of descent and distribution. In addition, upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock or other consideration to which you were entitled at the time of your death pursuant to this Agreement. In the absence of such a designation, your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, such Common Stock or other consideration.
          (b) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company prior to finalizing the domestic relations order to help ensure the required information is contained within the domestic relations order.
     6. Date of Issuance.
          (a) Subject to the satisfaction of the withholding obligations set forth in Section 11 of this Agreement, in the event one or more Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above). The issuance date determined by this paragraph is referred to as the “Original Issuance Date”. If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day.
          (b) Notwithstanding the foregoing, if on the Original Issuance Date: (i) either (A) you are subject to the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and such Original Issuance Date does not fall during such “window” period or exception from the “window period” (such as a sale pursuant to the “Sell to Cover” election or other 10b5 trading plan) or (B) you are otherwise unable to sell shares of the Company’s Common Stock in the public market without violating applicable laws/regulations or incurring material penalties under applicable laws/regulations, and (ii) (A) you have not elected “Sell to Cover” under Section 11 below and (B) the Company has elected not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered on, as applicable, (x) the first business day of the next occurring open “window” period and (y) the first business day the when you are able to sell shares of the Company’s Common Stock in the open market without violation/material penalty, as applicable, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month of the calendar year following the calendar year in which the Stock Units/shares of Common Stock originally ceased to be subject to a “substantial risk of forfeiture” (as defined for purposes of Treasury Regulation Section 1.409A-1(b)(4)).
          (c) In all cases, the delivery of shares under this Award is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and shall be construed and administered in such a manner. If it is determined that the delivery of shares under this Award does not comply with Treasury Regulation Section 1.409A-1(b)(4), shares issued under this Award shall be delivered not later than December 31 of the calendar year in which the Stock Units/shares ceased to be subject to a “substantial risk of forfeiture” in accordance with Treasury Regulation 1.409A-3(a)(4).
          (d) The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
     7. Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.
     8. Restrictive Legends. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends as determined by the Company.
     9. Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.
     10. Award not a Service Contract.
          (a) Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation;

(iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
          (b) The Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a "reorganization”). Such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. This Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to conduct a reorganization.
     11. Withholding Obligations.
          (a) At the time your Award is granted, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), which shall initially be E*Trade, whereby you irrevocably elect to sell the portion of the shares to be delivered under the Award necessary so as to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are vested or are issued, as applicable) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.
          (b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

          (c) In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
          (d) In the event that you elect to enter into a “sell to cover” commitment pursuant to Section 15(a)(iii) above by electing the “Sell to Cover” box on the Grant Notice, you hereby acknowledge and agree to the following:
i)	I hereby appoint E*Trade as my agent (the “Agent”), and authorize the Agent, to:
(1)	Sell on the open market at the then prevailing market price(s), on my behalf, as soon as practicable on or after each date on which Shares vest, the number (rounded up to the next whole number) of the shares of Common Stock to be delivered to me in connection with the vesting of those Shares sufficient to generate proceeds to cover (1) the Withholding Taxes that I am required to pay pursuant to the Plan and this Award Agreement as a result of the Shares vesting (or being issued, as applicable) and (2) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(2)	Remit any remaining funds to me.
ii)	I hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Section 11(d).

iii)	I understand that the Agent may effect sales as provided in this Section 11(d) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to my account. In addition, I acknowledge that it may not be possible to sell shares of Common Stock as provided by in this Section 11(d) due to (i) a legal or contractual restriction applicable to me or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the national exchange where the Common Stock may be traded. In the event of the Agent’s inability to sell shares of Common Stock, I will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section 11(d).

iv)	I acknowledge that regardless of any other term or condition of this Section 11(d), the Agent will not be liable to me for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

v)	I hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 11(d). The Agent is a third-party beneficiary of this Section 11(d).

vi)	This Section 11(d) shall terminate not later than the date on which all Withholding Taxes arising in connection with the vesting of my Award have been satisfied.
     12. Tax Consequences. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
     13. Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
     14. Notices. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

Company:	Onyx Pharmaceuticals, Inc.
Attn: Stock Administrator
249 East Grand Avenue
South San Francisco, CA 94080

Participant:	Your address as on file with the Company
at the time notice is given
     15. Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
     16. Miscellaneous.
          (a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
          (b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
          (c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
          (d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
          (e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     17. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.
     18. Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.
     19. Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to that state’s conflicts of laws rules.
     20. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     21. Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the

Securities Act. In addition, you acknowledge receipt of the Company’s Trading Window Policy and Insider Trading Policy and Policy Against Trading on the Basis of Inside Information.
     22. Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
     23. Compliance with Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).
* * * * *
     This Stock Unit Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Stock Unit Grant Notice to which it is attached.